Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Tower Bancorp, Inc.

Harrisburg, Pennsylvania

We hereby consent to the inclusion of our report dated May 29, 2009, relating to the consolidated financial statements of Graystone Financial Corp. for the year ended December 31, 2008, which is included in this Current Report on Form 8-K/A.

/s/ Beard Miller Company LLP

Harrisburg, Pennsylvania
May 29, 2009